As filed with the Securities and Exchange Commission on March 20, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________
ELBIT SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)
Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Advanced Technology Center P.O. Box 539 Haifa 31053 Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)
________________

Elbit Systems Ltd. 2018 Equity Incentive Plan for Executive Officers
(Full title of the plan)
________________

Elbit Systems of America, LLC
4700 Marine Creek Parkway
Fort Worth, Texas 76179
(Name and address of agent for service)
(817) 234-6600
(Telephone number, including area code, of agent for service)
________________
Copies of all correspondence to:
Ronit Zmiri, Advocate Elbit Systems Ltd. Advanced Technology Center P.O. Box 539 Haifa 31053 Israel 011-972-4-8318742	Timothy I. Kahler, Esq. Troutman Sanders LLP 875 Third Avenue New York, New York 10022 (212) 704-6000
________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value 1.00 NIS (New Israeli Shekels) per share	1,000,000(1)	$138.32(2)	$138,320,000(2)	$17,220.84(2)
(1)
Represents 1,000,000 ordinary shares, par value 1.00 NIS (New Israeli Shekel) per share ("Elbit Systems Ordinary Shares"), of Elbit Systems Ltd. (the "Registrant") to be offered pursuant to the Registrant's 2018 Equity Incentive Plan for Executive Officers. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional Elbit Systems Ordinary Shares which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933, using the average of the high and low sale prices of the ordinary shares of the Registrant as reported on The NASDAQ Global Select Market on March 14, 2017, which was $138.32 per share.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this "Registration Statement") is filed by Elbit Systems Ltd. (the "Registrant" or the "Company") to register 1,000,000 of the Registrant's ordinary shares, par value 1.00 New Israeli Shekel ("NIS") per share ("Ordinary Shares"), which may be issued under the Registrant's 2018 Equity Incentive Plan for Executive Officers (the "Plan"), which was adopted and approved in accordance with applicable Israeli law on February 27, 2018.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Note:  The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to each participating employee as specified in Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the "Commission"). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
ITEM 1.	Plan Information.
Not required to be filed with this Registration Statement. See the "Note" above in this Part I.
ITEM 2.	Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement. See the "Note" above in this Part I.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.	Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission"): (i) the Registrant's Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 20, 2018; and (ii) the Registrant's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on March 20, 2018.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4.	Description of Securities.
Not applicable.
ITEM 5.	Interests of Named Experts and Counsel.
Not applicable.
ITEM 6.	Indemnification of Directors and Officers.
Under the Companies Law, an Israeli company may not exempt an Office Holder from liability with respect to a breach of his or her duty of loyalty, but may exempt in advance an Office Holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, provided that a relevant provision is included in the company's articles of association. However, a company may not exempt in advance a director from his or her liability to the company with respect to a breach of duty of care in connection with a distribution made by the company.
To the extent specifically allowed by the company's articles of association, the Companies Law permits a company to obtain an insurance policy covering liabilities of Office Holders resulting from their actions in fulfilling their roles as Office Holders, in any of the following instances:
(i)	breach of the Office Holder's duty of care to the company or to another person;
(ii)
breach of the Office Holder's duty of loyalty  to the company, to the extent that the Office Holder acted in good faith and had reasonable basis to believe that the act would not prejudice the interests of the company;

(iii)	monetary liabilities imposed on the Office Holder for the benefit of another person.
The Israeli Securities Law – 1968 (Securities Law) also permits such an insurance policy to cover a payment which an Office Holder is obligated to make to an injured party as set forth in the relevant sections of the Securities Law as well as expenses incurred by an Office Holder in connection with certain proceedings that are specified in the Securities Law, including reasonable litigation expenses (including attorneys' fees), provided that a relevant provision is included in the company's articles of association.
Under the Companies Law, a company may indemnify an Office Holder against monetary liabilities and expenses imposed on or incurred by the Office Holder as a result of an act done by virtue of his or her role as an Office Holder for the following matters:
(i)
financial liability imposed on the Office Holder in favor of another person pursuant to a judgment, including a judgment in the course of settlement arrangements or an arbitrator's award approved by a court;

(ii)
reasonable litigation expenses, including attorneys' fees, incurred by the Office Holder in an investigation or proceeding that has concluded without an indictment being filed and without any monetary liabilities being imposed on the Office Holder in lieu of criminal proceedings or has concluded without the filing of any indictment but with the imposition of monetary liability in lieu of criminal proceedings in an offence that does not require proof of criminal intent or in connection with a monetary sanction; and

(iii)
reasonable litigation expenses, including attorneys' fees, incurred by the Office Holder or imposed by a court in a proceeding instituted against the Office Holder by the company, on its behalf or by any other person, or in connection with criminal proceedings in which the Office Holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may indemnify an Office Holder in respect of certain liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an Office Holder in advance of an event, the indemnification, pursuant to (i) above, must be limited to foreseeable events in light of the company's actual activities at the time the company undertook such indemnification and also limited to amounts or criteria determined by the board of directors as reasonable under the circumstances, and the undertaking to indemnify will specify any such events, amounts or criteria.
In addition, a company may indemnify an Office Holder in respect of payments that the Office Holder is obligated to make to an injured party as set forth in the relevant sections of the Securities Law, including reasonable litigation expenses (including attorneys' fees). These indemnifications are subject to the inclusion of relevant provisions in the company's articles of association.
A company may not indemnify an Office Holder or enter into an insurance contract that would provide coverage for, or exempt an Office Holder from, liability to the company with respect to any of the following:
(1)
a breach of duty of loyalty, except indemnification or insurance that provides coverage for a breach of a duty of loyalty to the company while acting in good faith and having reasonable basis to believe that such act would not prejudice the interests of the company;

(2)	a willful or reckless breach of duty of care, other than mere negligence;
(3)	an act done with the intent to unlawfully realize a personal gain;
(4)	a fine, monetary penalty or forfeiture imposed upon such Office Holder; or
(5)	certain monetary liabilities that are set forth in the Securities Law.
Insurance and Indemnification of Directors and Officers under the Articles of Association
In accordance with and subject to the provisions of the Companies Law and the Securities Law, Elbit Systems' Articles of Association allow for directors and officers liability insurance, in respect of a liability or payment imposed on a director or officer as a result of an act carried out by such person in his or her capacity as a director or officer. This insurance may cover:
(1)	a breach of his or her duty of care to Elbit Systems or to another person;
(2)
a breach of his or her duty of loyalty to Elbit Systems, provided that the director or officer acted in good faith and had reasonable basis to assume that his or her act would not harm the interests of Elbit Systems;

(3)	a financial obligation imposed on him or her in favor of another person;
(4)	a payment that he or she is obligated to pay to an injured party as set forth in the relevant sections of the Securities Law;
(5)	expenses incurred by him or her in connection with certain administrative proceedings specified in the Securities Law, including reasonable litigation expenses (including attorneys' fees); or
(6)	any other event for which insurance of a director or officer is or may be permitted.

In addition, in accordance with and subject to the Companies Law and the Securities Law, Elbit Systems' Articles of Association permit indemnification, retroactively or in advance, of a director or officer against liability, payment or expense imposed on or incurred by him or her as a result of an act carried out in his or her capacity as a director or officer, that may include:
(1)
a monetary liability imposed on the director or officer or paid by him or her in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court; provided however, that in case such undertaking is granted in advance it will be limited to events which, in the Board's opinion, are foreseeable in light of the Elbit Systems' actual activities at the time of granting the obligation to indemnify, and to a sum or under criteria as the Board deems reasonable under the circumstances, and the undertaking to indemnify will specify the aforementioned events and sum or criteria;

(2)	a payment imposed on him or her in favor of an injured party in the circumstances specified in the Securities Law;
(3)
reasonable litigation expenses (including attorneys' fees), incurred by a director or officer as a result of an investigation or proceeding conducted against him or her by an authority authorized to conduct such investigation or procedure, provided that such investigation or procedure: (i) concludes without the filing of an indictment against the director or officer and without imposition of monetary payment in lieu of criminal proceedings; or (ii) concludes with imposing on the director or officer a monetary payment in lieu of criminal proceedings, provided that the alleged criminal offense in question does not require proof of criminal intent or was incurred by the director or officer in connection with a monetary sanction imposed by the Companies Law or the Securities Law;

(4)
expenses incurred by a director or a officer in connection with certain administrative proceedings set forth in the Securities Law, including reasonable litigation expenses (including attorneys' fees);

(5)	reasonable litigation expenses (including attorneys' fees), expended by the director or officer or imposed on him or her by the court for:
(i)	proceedings issued against him or her by or on Elbit Systems' behalf or by a third party;
(ii)	criminal proceedings from which the director or officer was acquitted; or
(iii)	criminal proceedings in which he or she was convicted of an offense that does not require proof of criminal intent; or
(6)	any other liability or expense for which it is or may be permissible to indemnify a director or an officer.
The Articles of Association permit the grant of similar indemnification to any person acting on behalf or at the request of Elbit Systems as a director or officer of another company in which Elbit Systems is directly or indirectly a shareholder or has any other interest. However, any indemnification so granted by Elbit Systems may not exceed 25% of Elbit Systems' consolidated shareholders equity as reflected in our most recent consolidated financial statements published prior to the date of the indemnification payment.
In November 2011, Elbit Systems' Audit Committee, Board and shareholders approved the grant to members of our Board, including to Messrs. Michael Federmann and David Federmann (who may each be considered a direct or indirect controlling shareholder of the Company), of indemnification letters reflecting the above conditions and limitations. Similar letters were also approved by the Audit Committee and the Board for indemnification of Office Holders of Elbit Systems who are not directors.
According to the Companies Law, the granting by a public company, such as Elbit Systems, of an indemnification letter to an Office Holder who may be considered as a direct or indirect controlling shareholder of that company, requires re-approval every three years by the company's compensation committee, the board of directors and the company's shareholders.

On November 30, 2017, at the Annual General Meeting of Shareholders (the 2017 Annual Meeting), our shareholders re-approved the granting by the Company to Messrs. Michael Federmann and David Federmann (who may each be considered a direct or indirect controlling shareholder of the Company) of the indemnification letters originally granted to them in November 2011 and re-approved in January 2014,  for an additional period of three years commencing on December 1, 2017.
At the 2017 Annual Meeting, our shareholders also approved a framework resolution (the Framework Resolution) allowing us to purchase, from time to time during a three-year period, or until the close of our annual general meeting of shareholders in 2020, whichever occurs later, a directors and officers (D&O) liability insurance policy covering liabilities of our directors and officers, including Messrs. Michael Federmann and David Federmann (who may each be considered a direct or indirect controlling shareholder of the Company), and our CEO, provided that:
(1)	the maximum aggregate coverage under such policy will not exceed $150 million for any year covered by such policy;
(2)	the terms of any such policy and the annual premium to be paid by the Company reflect the then current market conditions with respect to the Company and the nature of its operations;
(3)	prior to the purchase of any such policy, the Compensation Committee determines that the policy complies with the terms of the Framework Resolution; and
(4)
in connection with the inclusion in any such policy of Messrs. Michael Federmann and David Federmann (who may each be considered a direct or indirect controlling shareholder of the Company), and our CEO, the Compensation Committee and the Board determine that:

(i)	the terms and insurance coverage for Messrs. Michael Federmann, David Federmann and the CEO are the same as the terms and insurance coverage of all other Directors and officers of the Company;
(ii)	the policy that will include Messrs. Michael Federmann and David Federmann and the CEO is purchased on market terms; and
(iii)	the purchase of the policy that includes Messrs. Michael Federmann and David Federmann and the CEO will not have a material effect on the Company's profitability, assets or obligations.
In accordance with the Framework Resolution, our Compensation Committee and the Board each approved, in meetings held in March 2018, the purchase of a D&O liability insurance policy which complies with the requirements of the Framework Resolution and also approved the inclusion of Messrs. Michael Federmann and David Federmann (who may each be considered a direct or indirect controlling shareholder of the Company), and our CEO, in the coverage of such policy. As of March 15, 2018, the D&O policy's limit of liability was $100 million and the annual premium was $400,000.
ITEM 7.	Exemption from Registration Claimed.
Not applicable.
ITEM 8	Exhibits.

Reference is made to the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	Undertakings.
1.  The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that the foregoing Paragraphs (i) and (ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Haifa, Israel on March 20, 2018.

ELBIT SYSTEMS LTD.
By:	/s/ Bezhalel Machlis
Bezhalel Machlis
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of Michael Federmann, Rina Baum, Yoram Ben-Zeev, David Federmann, Yehoshua Gleitman, Dov Ninveh, Ehood Nisan, Dalia Rabin and Yuli Tamir hereby irrevocably constitutes and appoints each of Bezhalel Machlis, Joseph Gaspar, Jonathan Ariel and David Block Temin his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to do any and all acts and things and execute any and all instruments, in each case in the name of the undersigned, which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Elbit Systems Ltd. to comply with the Securities Act of 1933 (the "Securities Act") and any requirements of the Securities and Exchange Commission (the "Commission") in respect thereof in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.  This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bezhalel Machlis	Chief Executive Officer (Principal Executive Officer) and Director	March 20, 2018
Bezhalel Machlis

/s/ Joseph Gaspar	Chief Financial Officer (Principal Financial Officer)	March 20, 2018
Joseph Gaspar

/s/ Israel Fisher	Corporate Controller (Principal Accounting Officer)	March 20, 2018
Israel Fisher

/s/ Michael Federmann	Director	March 20, 2018
Michael Federmann

/s/ Rina Baum	Director	March 20, 2018
Rina Baum

/s/ Yoram Ben-Zeev	Director	March 20, 2018
Yoram Ben-Zeev

/s/ David Federmann	Director	March 20, 2018
David Federmann

/s/ Yehoshua Gleitman	Director	March 20, 2018
Yehoshua Gleitman

/s/ Dov Ninveh	Director	March 20, 2018
Dov Ninveh

/s/ Ehood Nisan	Director	March 20, 2018
Ehood Nisan

/s/ Dalia Rabin	Director	March 20, 2018
Dalia Rabin

/s/ Yuli Tamir	Director	March 20, 2018
Yuli Tamir

Elbit Systems of America, LLC By: /s/ Raanan Horowitz	Authorized U.S. Representative	March 20, 2018
Name: Raanan Horowitz Title: President and CEO

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Elbit Systems' Memorandum of Association(1)
1.2	Elbit Systems' Restated Articles of Association(2)
5.1	Opinion of David Block Temin, Advocate, Executive Vice President, Chief Compliance Officer and Senior Counsel
23.1	Consent of Kost Forer Gabbay & Kasierer
23.3	Consent of David Block Temin, Advocate(3)
24.1	Power of Attorney (included on signature page)
99.1	2018 Equity Incentive Plan for Executive Officers

_________________________________

(1)  Filed as an exhibit to the Registrant's Annual Report on Form 20-F (File No. 0-28998) for the year ended December 31, 2000, which was filed with the Commission on April 5, 2001 and which is incorporated herein by reference.
(2)  Filed as Exhibit 2 to the Registrant's Report of Foreign Private Issuer on Form 6-K which was filed with the Commission on March 26, 2008 and which is incorporated herein by reference; as amended by that certain amendment filed as Annex A to Exhibit 1 to the Registrant's Report of Foreign Private Issuer on Form 6-K which was filed with the Commission on October 25, 2011 and which is incorporated herein by reference.
(3) Included in Exhibit 5.1.